Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Catherine E. Lawler
Executive Vice President	Investor Relations
(847) 382-1000	(847) 671-1177

CTI Industries Corporation
Reports Increased Revenues and Profits
For the Third Quarter of 2006

FOR IMMEDIATE RELEASE
Friday, November 17, 2006

BARRINGTON, IL, November 17, 2006 -- CTI Industries Corporation (NASDAQ Small Cap - CTIB), a manufacturer and marketer of metalized balloons, latex balloons, novelty items, packaging and storage bags and pouches and printed and laminated films, today released financial results for its third quarter and for the nine months ending September 30, 2006. For the quarter, net sales were $8,603,000, compared to net sales for the third quarter of 2005 of $6,034,000, an increase of 42.6%. The Company achieved a net profit for the quarter of $315,000 compared to a net loss for the same period in 2005 of $(416,000).

Net income per share for the three months ending September 30, 2006 was $0.15 (basic and diluted), compared to a net loss per share for the three months ending September 30, 2005 of $(0.21) (basic and diluted). Operating income for the third quarter of 2006 was affected positively by income generated from the settlement of certain obligations of a Mexican subsidiary in the amount of $318,000, net of certain expenses and loss on the sale or disposal of certain assets.

For the nine month period ending September 30, 2006, net revenues were $25,756,000, compared to net revenues for the same period in 2005 of $22,710,000, an increase of 13.4%. For the nine month period, the Company had net income of $741,000, representing earnings per share of $0.36 (basic) and $0.34 (diluted), compared to a net loss of $385,000 for the same period of 2005 which represented a loss per share of $0.20 (basic and diluted).

“Our results so far this year have been quite strong both in terms of revenues and profits,” reported Howard Schwan, President. “We have experienced substantial increases in our revenues from the sale of novelty products and we have solidified our relationship with two of our major customers for film and pouch products through long-term contracts with both of them.”

“During 2006, we have focused our efforts both on growing our revenues and improving our margins. We are pleased to have achieved those goals during the first nine months of this year,” said Stephen Merrick, Executive Vice President and Chief Financial Officer.

CTI Industries is one of the leading manufacturers and marketers of metalized and latex balloons, develops, produces and markets bags and pouches for storage and packaging applications and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in a number of other countries.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

-- FINANCIAL HIGHLIGHTS FOLLOW --

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheet

	September 30, 2006	December 31, 2005
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$320,471	$261,982
Accounts receivable, net	5,550,133	4,343,671
Inventories, net	8,026,935	7,022,569
Other current assets	661,994	707,082
Total current assets	14,559,533	12,335,304

Property, plant and equipment, net	8,678,991	9,616,744
Other assets	1,680,428	1,584,002

Total Assets	$24,918,952	$23,536,050

Liabilities & Stockholders' Equity
Total current liabilities	$13,701,314	$14,761,388
Long term debt, less current maturities	5,864,591	4,394,390
Other liabilities	1,363,491	1,644,339
Minority interest	14,268	10,091
Stockholders' equity	3,975,288	2,725,842

Total Liabilities & Stockholders' Equity	$24,918,952	$23,536,050

Consolidated Statements of Operations

	Quarter Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$8,602,733	$6,033,831	$25,755,891	$22,709,784
Cost of sales	6,349,870	4,791,645	19,352,602	18,010,651

Gross profit	2,252,863	1,242,186	6,403,289	4,699,133

Operating expenses	1,471,801	1,399,430	4,477,782	4,425,262

Income from operations	781,062	(157,244)	1,925,507	273,871

Other income (expense):
Net Interest expense	(514,465)	(281,047)	(1,276,514)	(868,154)
Other	63,828	(3,798)	154,382	216,853

Income (loss) before income taxes and minority interest	330,425	(442,089)	803,375	(377,430)

Income tax expense	11,719	(25,544)	59,330	8,168

Income (loss) before minority interest	318,706	(416,545)	744,045	(385,598)

Minority interest in (loss) of subsidiary	3,242	(278)	3,114	(203)

Net income	$315,464	$(416,267)	$740,931	$(385,395)

Basic income (loss) per common and common equivalent shares	$0.15	$(0.21)	$0.36	$(0.20)

Diluted income (loss) per common and common equivalent shares	$0.15	$(0.21)	$0.34	$(0.20)

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,055,553	1,963,615	2,071,199	1,957,283
Diluted	2,129,658	1,963,615	2,156,025	1,957,283